Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director — Corporate Relations
George Zoley
The GEO Group — Chairman & CEO
Jerry O’Rourke
The GEO Group — CFO
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale — Analyst
Manav Patnaik
Lehman Brothers — Analyst
T. C. Robillard
Banc of America Securities — Analyst
Emily Shanks
Lehman Brothers — Analyst
Shields Day
Regiment Capital — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the quarter one 2008 GEO Group earnings conference call. My name is Denise, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, director of corporate relations. Please proceed, sir.
Pablo Paez - The GEO Group — Director — Corporate Relations
Thank you, operator. Good afternoon, everyone and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2008 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; and Brian Evans, Vice President of finance, treasurer and Chief Accounting Officer. This afternoon we will discuss our first quarter performance and current business development activities and we will conclude the call with a question-and-answer session. This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will also be available through June 1st at 1-888-286-8010. The passcode for the telephone replay is 89981286.
During the call we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found on the conference call section of our investor relations webpage. Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answer we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe harbor Provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities & Exchange Commission filings including the Forms 10-K, 10-Q, and 8-K reports. With that please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group - Chairman & CEO
Thank you, Pablo, and good afternoon to everyone. Thank you for joining us today as I provide an overview of our financial results for the first quarter 2008 and update you on the projects currently under develop and new business opportunities. When I conclude my prepared remarks I’ll open up the call to a question-and-answer session. After reporting what was the best yearly results in our Company’s history in 2007, I’m very pleased to announce that our first quarter in 2008 results continue to show strong performance from all three of our business units of U.S. Corrections, GEO Care and International Services. We believe that our first quarter performance validates the strong business demand and key growth drivers in our industry, as well as the continued success of our Company’s uniquely diversified growth platform. Our three business units delivered strong year-over-year financial growth, driven primarily by the activation of seven new projects totaling 4,200 beds brought online in the last three quarters of 2007, the activation of the 576-bed Robert Deyton facility in Georgia for the U.S. Marshalls Service in February of this year, and overall strong performance of a number of our correctional and residential treatment facilities, both at the state and federal levels.
Our first quarter pro forma earnings increased 51% to $13.6 million, or $0.26 per share based on 51.7 million shares, compared to $9 million, or $0.21 per share based on 41.6 million shares for the first quarter of 2007. Our pro forma earnings for the first quarter exclude approximately $1 million, or $0.02 per share in after-tax start-up expenses and approximately $150,000 in after-tax international bid and proposal costs. On a GAAP basis, our first quarter 2008 income from continuing operation was $12.4 million, or $0.24 per share based on 51.7 million shares, compared to $5.1 million, or $0.12 per share based on 41.6 million shares during the first quarter of 2007. Our revenue during the first quarter increased to $275 million from $237 million for the first quarter of 2007. Our first quarter revenues reflect $29.6 million in pass-through construction revenues as compared to $21.7 million in pass-through construction revenues for the same period in 2007. Our top-line growth has been driven by the factors I mentioned at the beginning of the call; new contract activations in the past three quarters of 2007, which totaled seven new or expand projects with approximately 4,200 beds and $94 million in additional annualized operating revenues. the activation of the Robert Deyton facility Georgia for the U.S. Marshalls Service during the first quarter, and strong performance from a number of our state and Federal facilities.
Looking ahead we believe that throughout 2008 we will continue to deliver strong results for GEO. Over the next three quarters, we expect to activate seven new projects, representing approximately 5,300 new beds, and $92 million of additional annualized operating revenues. Our Company-wide average per diem rate for the first quarter was $59.74, compared to $53.80 for the same period in 2007. The increase in our Company-wide average per diem reflects improved pricing at a number of our correctional contracts as well as the change of mix of our contracts, with a higher concentration of GEO Care contracts from a year ago. Our Company-wide paid level of occupancy was approximately 97%, excluding our idle facilities in Baldwin, Michigan and Bronte, Texas. Our adjusted EBITDA increases 22% to $36 million for the first quarter from $29.6 million for the same period in 2007. Our adjusted free cash flow for the first quarter increased 74% to $25.4 million from $14.6 million for the same period a year ago. The significant year-over-year growth n our revenue, our net income, our adjusted EBITDA, and our free cash flow in the first quarter of 2008 demonstrates the strong demand in our industry, and validates our investment and diversified growth strategy.
Now moving to our guidance for 2008. As announced in our press release, we are maintaining our earnings per share guidance for the full-year 2008 in a pro forma range of $1.27 to $1.35, and our 2008 operating revenue guidance in the range of $1.01 billion to $1.03 billion, excluding pass-through construction revenues. We expect second quarter 2008 revenues to be in the range of $245 million to $250 million, excluding pass-through construction revenues, and earnings to be in the pro forma range of $0.30 to $0.32 per share.

I would now like to discuss our announcement this morning as well as our projects currently under development. This morning we announced plans for moving forward with a 1,225-bed expansion of our 500-bed North Lake Correctional Facility in Baldwin, Michigan, which is currently idle. This 1,125-bed expansion is expected to cost approximately $60 million and we expect to complete the expansion by the second quarter of 2009. We have determined that our North Lake Michigan facility needs to be expanded in order to achieve the desired economics for the Company and the economies of scale for our perspective clients. We believe that the expanded facility with 1,725 beds will help to meet the increased demand for correctional and detention bed space by state and federal agencies.
At the Federal level, the Federal Bureau of Prisons recently issued two presolicitation notices for criminal alien requirements, CAR-8 and CAR-9, with a combined total of 4,000 new beds and a minimum of 900 beds per facility. Under both of these procurements the BOP intends to award a firm fix-priced contract with award fee incentives. The contract awards will have a potential term of ten years, consisting of one four-year base period, and three two-year option periods. The official solicitation for CAR-8 was issued on April 29th, and under this procurement the BOP is seeking contractors for the management and operation of the existing correctional facilities to house a primarily criminal alien population. We expect the official solicitation for CAR-9 to be issues later this week or early next week.
Under this procurement operators will be allowed to provide existing facilities with expansion beds or new facilities. For existing facilities the existing beds must be available within 120 days from contract award, and the expansion beds must be available within 300 days from contract award. For new facilities, beds must be available within 425 days from contract award. As a result of the expansion of our North Lake facility we will restructure our credit facility to support our capital projects. Under our existing credit facility we have the ability to access an additional $150 million through the accordion features of $75 million, under both our term loan and our revolver. We expect to complete the restructuring of our credit facility by the end of the year.
I’d like to now update you on our projects currently under development, and beginning with our project activations in 2008. As I mentioned earlier, we have activated the 576-bed Robert Deyton facility for the U.S. Marshall Service in Clayton County, Georgia. We are continuing with our announced expansion of the facility by an additional 192 beds. We expect to complete this expansion by year-end 2008. In March, we successfully completed a 200-bed emergency bed expansion of our central Arizona state prison, increasing the capacity of the facility from 1,000 to 2,000 offenders through the use of existing dormitory space and additional bunk beds. In Louisiana, we are completing a 744-bed expansion to the 416-bed LaSalle detention facility for ICE. We expect to complete the expansion this week, and began intake of additional detainees next week. In Clayton, New Mexico, we are completing the construction of a new 625-bed facility for the use of the New Mexico Corrections Department. The facility is being financed with tax-exempt, non-recourse revenue bond financing issued by the town of Clayton. Our current target opening date for this facility is August.
In Texas, we are working on three separate projects that are scheduled to open in late third quarter, and early fourth quarter of this year. In Montgomery County, the county is completing the construction of an 1,100-bed non-recourse bond financed defense facility which we expect will be used by state or federal agencies, We expect to activate this managed-only facility in September. In Maverick County, the county is constructing 654-bed detention facility which is being financed through the issuance non-recourse project revenue bonds. We anticipate that the project will be completed and ready for occupancy by the county or federal detention agencies in September. In Laredo we are building the 1,500-bed Rio Grande detention facility for the U.S. Marshalls. This facility will cost approximately $86 million when completed and is being Company financed. We expect to activate the facility October of this year. Finally, in Mississippi, the state is building a non-recourse bond finance, 500-bed expansion to our East Mississippi correctional facility. We expect to open the expansion in October.
Moving to our project activations in 2009, in Florida we are expanding our recently-completed 1,500-bed Graceville Correctional Facility by 398 beds. We expect the expansion to be completed by the end of the second quarter of 2009. In Colorado, we are continuing the site plan review process for the approval to begin construction of a 1,100-bed expansion of our Company-owned Aurora detention center. Assuming we obtain our planning and building permit approvals by this summer, we expect the expansion to be completed and ready for occupancy during the fourth quarter of 2009. The expansion will cost approximately $72 million which will be funded through Company financing. All together, we have ten new project activations, seven are scheduled to open in 2008, and three that are scheduled for 2009. These new activations total 9,100 beds. We believe this represents the largest and most diversified organic growth pipeline in our industry.

Now I would like to discuss our capital expenditure requirements, as well as our new business development activities. We are currently developing a number of projects using Company financing. Including the expansion of our North Lake mass facility in Michigan we estimate our current capital projects will cost approximately $294 million through 2009, of which approximately $88 million was completed in 2007. We estimate our development CapEx requirements for 2008 to be approximately $111 million. This breaks down to be approximately $33 million for the first quarter, $32 million for the second quarter, $19 million for the third quarter, and $27 million for the fourth quarter. We currently have approximately $33 million in cash on hand to fund these projects and during 2008, we expect to generate approximately $90 million in adjusted free cash flow. In addition, we have approximately $74 million available after letters of credit and outstanding borrowings of $20 million at March 30th, under our $150 million revolving credit facility, which bares interest at LIBOR plus 1.5%. As I mentioned earlier, we expect to restructure our credit facility by the end of the year in order to secure sufficient financing to complete our announced capital projects.
Moving to our pending proposals and new business development opportunities, we are completing — competing for a number of opportunities at the state and federal levels in the United States. As I discussed earlier, the Bureau of Prisons recently issued two presolicitation notices for criminal alien requirements, CAR-8 and CAR-9, with a combined total of 4,000 new beds and minimum of 900 beds per facility. The official solicitation CAR-8 was issued April 29th, and we expect the CAR-9 solicitation will be issued later this week or early next week. Proposals under both procurements are due June 30th. Under both of these procurements the BOP intends to award firm fix-price contracts with award fee incentives. The contract awards will have potential terms of ten years, consisting of four-year base period with three-tier options. In addition, I mentioned on our conference call Congress has fully funded all three federal detention agencies and specifically approved funding that supports a 4,500 bed increase in immigration detention beds to 32,000 beds from the prior year’s 27,500 beds. We expect to see additional opportunities at the federal level related to the continued demand for detention bed space by all three federal agencies.
At the state level, in Virginia we submitted a unsolicited proposal for a 1,500 to 2,000-bed medium security custody correctional facility to be located in Charlotte County, Virginia under a state statute that allows companies to submit unsolicited proposals. We are pleased that the house and senate recently passed legislation providing for $8.7 million of planning money for this project. We hope the governor will sign this bill shortly. In Virginia Department of Corrections is continuing to move forward with GEO with Phase II of this procurement, with the state expecting to authorize the issuance of project revenue bonds to finance the new facility. We expect to sign an interim agreement shortly and to move forward with the initial design and engineering phases of the project followed by the execution of the final contract in late 2008 or early 2009. Virginia’s DOC has projected that these new beds will need to come on line by early 2011.
We continue to see a very strong market at the state and federal level. A number of states around the country are going through their legislative sessions and are likely to consider additional correctional bad capacity through private organizations to meet their ongoing needs. We believe the states of Florida, Oklahoma, Idaho, California, Georgia, and others have an aggregate need for at least 15,000 new beds. For instance, in the state of Florida the legislature has recently approved a budget line which provides for the privatization of one new 2,000-bed managed-only prison. With regard to upcoming bids the state of Texas recently issued solicitations for the rebid of several existing and managed-only facilities, including four GEO-managed facilities totaling approximately 3,000 beds. We expect to submit our proposals by June for the continued management of the four managed-only facilities and hope to be successful. Contract awards for these facilities are expected in the fourth quarter of the year, with contract commencement in the first quarter of 2009.
Now turning to our international business unit, we continue to work with our GEO UK subsidiary as we pursue new business opportunities in the UK market. In England the Ministry of Justice has issued RFPs for two new 600-bed prison projects. We responded to both RFPs but unfortunately our Company was not selected by the UK government for these particular projects. We continue to believe the UK market offers significant new business opportunities. The Ministry of Justice as announced plans to increase prison capacity with a development of between 10,000 and 20,000 new beds. We believe the next round of RFPs will include up to three large prisons, or superjails, housing around 2,500 offenders each, which will allow our GEO UK subsidiary to be more competitive, given GEO’s prior experience in managing large-scale detention and correctional facilities. We expect at least one of these 2,500 bed procurements to be issued by year end.

In South Africa we have responded to a request for a prequalification for the design, construction, financing, and operation of five new 3,000-bed prisons last quarter. We are waiting to be short listed for these projects totaling 15,000 beds. Based on the successful development and operation of our South African 3,000-bed prison, we believe we are very well positioned to capitalize on these new opportunities in South Africa. In Australia we have received notice from the state of VIctoria of their intention to extend our existing contract for the provision of healthcare services for nine of the state’s adult prisons for an additional 12-month period, commencing July 2008. Annual revenues from this contract exceed $12 million. We are also in discussions with the state of Victoria to extend our contract for the 785-bed Fulham Correctional Center for an additional three years beginning June 2009. Annual revenues from this contract exceed $33 million. Additionally we are currently participating in a rebid process for a prison transportation contract currently held by one of our competitors with the Victoria Corrections Department. The contract will begin in June 2009, with anticipated annual revenues of approximately $7.5 million.
With regards to mental health and residential treatment opportunities, our GEO Care team has been marketing to several states around the country, and we expect to compete for several new projects in the year term. In the commonwealth of Pennsylvania, they have decided to cancel their RFP for the management of two forensic centers. We believe this decision a may have been influenced by the increased political focus on Pennsylvania due to the democratic presidential primary election. While we had included a half-year contribution of $10 million in revenues from this RFP in our guidance, we don’t expect the cancellation to have a material impact on our guidance. Although this was a disappointing outcome we continue to be very optimistic about GEO Care’s new business opportunities. We have recently submitted a proposal in response to an RFP for the provision of mental health care services for the entire state prison system in Pennsylvania. Further, we are currently in discussions with several states around the country, and we are hopeful that GEO Care will be successful in winning one or two new contracts in 2008, as it has done for the last two years.
With regards to new replacement facility openings, GEO Care recently activated the new 238-bed South Florida Evaluation and Treatment Center in Florida City, which replaced the old center located in downtown Miami. Following the opening of the new South Florida Evaluation and Treatment Center, the Florida legislature has proposed budget language that provides for the closure of the 100-bed South Florida Evaluation and Treatment Center annex effective September 30th. The closure of the annex will result in a loss of approximately $3.3 million in revenues for GEO Care in 2008. But simultaneously, the Florida legislature has also proposed an increase of the capacity of the new South Florida Evaluation and Treatment Center and the Treasure Coast Forensic Treatment Center for total of 73 beds. The increased capacity of both centers will result in an increase of approximately $2 million in revenues for GEO Care in 2008, largely offsetting the closure of the annex. We don’t expect the closure of the annex to have any material impact on our previously-issued guidance for 2008. Additionally, GEO Care and GEO expect to open the new 720-bed Florida Civil Commitment Center in April 2009. The new facility will replace the old center in Arcadia, Florida.
In summary, we are very pleased with the financial performance of all three of our business units in the first quarter, and we remain optimistic about our outlook for 2008 and our business development efforts. We have what we believe is the largest organic pipeline in our industry, with 9,100 beds under development for 2008 and 2009. We expect to compete for more than 20,000 beds in the U.S. and overseas over the next 12 months and we hope to win at least our market share. Additionally, we are continuing to evaluate a number of facilities that can be expanded for our existing clients.
This concludes my presentation, and now I would like to open the call for any questions.

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Your first question comes from the line of Kevin Campbell from Avondale. Please proceed.

Kevin Campbell - Avondale — Analyst
Good afternoon. Thanks for taking my question. George, could you give us some greater clarity or detail on the Texas rebids. I know you gave us the size of the facilities, but was there a revenue amount that was at risk?

George Zoley - The GEO Group — Chairman & CEO
I really can’t give you much specifics on a situation in which we are in active rebid status, so giving you the revenues —

Kevin Campbell - Avondale — Analyst
Yes, that might give away what maybe you might bid, I suppose, huh?

George Zoley - The GEO Group — Chairman & CEO
— that. It’s four or five facilities totaling 3,000 beds, and we’ve had them for a number of years. We are going to compete aggressively and we hope to retain them.

Kevin Campbell - Avondale — Analyst
Okay.

George Zoley - The GEO Group — Chairman & CEO
They’re managed-only facilities, so you know the margins in the managed-only business.

Kevin Campbell - Avondale — Analyst
Sure. And if you look at the expansion costs for the facility in Michigan, I think — the costs are pretty low per bed, does that — does your $60 million estimate include FF&E and capitalized interest, or is it just the construction costs by themselves?

George Zoley - The GEO Group — Chairman & CEO
That’s another competitive situation. (LAUGHTER)

Kevin Campbell - Avondale — Analyst
Okay.

George Zoley - The GEO Group — Chairman & CEO
I really can’t go in to specifics of. But you know we have an existing facility, and basically we’re building only housing units.

Kevin Campbell - Avondale — Analyst
Okay.

George Zoley - The GEO Group — Chairman & CEO
That’s about as much as I can say.

Kevin Campbell - Avondale — Analyst
And I don’t know if you can answer this either, but typically you guys don’t build on speculation, you generally have very good visibility, and I think you guys pride yourself on not doing that, and is it safe to assume that you’ve got fairly good visibility as to who might use these beds?

George Zoley - The GEO Group — Chairman & CEO
Well, I think I mentioned in my conference call script, a number of opportunities that would aff — put these facilities to good use.

Kevin Campbell - Avondale — Analyst
Okay. And —

George Zoley - The GEO Group — Chairman & CEO
At either the federal or the state level.

Kevin Campbell - Avondale — Analyst
Okay. And lastly, could you talk about Coke County. I didn’t hear that mentioned in your script,what’s going on there?

George Zoley - The GEO Group — Chairman & CEO
Well, we own it now, and we are looking at different possible uses, so it’s still under review and research, but there’s no new announcement at this time.

Kevin Campbell - Avondale — Analyst
Okay.

George Zoley - The GEO Group — Chairman & CEO
We do now own it aught right.

Kevin Campbell - Avondale — Analyst
All right, thank you.

Operator
Your next question comes from the line of Manav Patnaik from Lehman Brothers. Please proceed.

Manav Patnaik - Lehman Brothers — Analyst
Yes, hi guys. Just a few questions. I guess on The GEO Care opportunity in Pennsylvania, could you give us a little more color on at least what you feel — you mentioned the — I guess the political issues as to why they took back or canceled the contracts spec. Could you maybe give a little more color as to what was going on there, and do you foresee any similar risks to maybe other contract bids or just any other part of your — of your division?

George Zoley - The GEO Group — Chairman & CEO
We really don’t have much to add other than we received an nice letter thanking us for our submittals, and notifying us of the cancellation RFP, and statement that they hoped that we would be bidding on future opportunities. So we don’t know if there’s finality to this decision, or there’s a possibility it could be reviewed at later date.

Manav Patnaik - Lehman Brothers — Analyst
Okay. And on the international side, could you give us a little more color as to — you mentioned the two UK RFPs where you were not selected. Could you maybe give us a little color on what the competitive situation was there? Was there a particular reason or something you guys lacked with respect to not selected for those two opportunities.

George Zoley - The GEO Group — Chairman & CEO
I think I said in the past that when the competition involves these smaller facilities, like 500 beds or a little bit more, that there’s a lot more competition and just about anybody can be selected on any particular day. That’s why we believe there’s — there’s greater hope for success when the procurement’s for the superjails involving 2,500 bed facilities that will be coming out, as I said, by the end of the year.

Manav Patnaik - Lehman Brothers — Analyst
Okay. And finally, in the state section you mentioned California, amongst other states, with the need for 15,000 beds. Could you maybe give us a quick read on what you’re seeing is the situation in California today and what the possible timeline there could be for maybe a few more beds coming out of there?

George Zoley - The GEO Group — Chairman & CEO
Well, there’s a number of states that are just concluding their legislative session, or still in session. I think California is still in session. Florida recently — I think they’re adjourning their session this week, and they approved 2,000 beds to be privately developed and managed. California, I believe is still in session. I think they’re still looking at the alternatives of how to expand their capacity. With respect to the — the governor’s budget proposal to release 22,000 prisoners, we’re not aware of any movement in that direction to do that, and if that does not occur, we believe the only logical alternative to releasing prisoners is to add capacity and we think that’s under active review through a number of different initiatives that would be done primarily in state,and possibly some out of state.

Manav Patnaik - Lehman Brothers — Analyst
All right. Great. Thanks, guys.

Operator
Your next question comes from the line of T.C. Robillard from Banc of America Securities.

T. C. Robillard - Banc of America Securities — Analyst
Great, thanks. Good afternoon, guys. Just one quick housekeeping question. What was — do you have at your fingertips cash from operations in the quarter?

Jerry O’Rourke - The GEO Group — CFO
Give us a second.

T. C. Robillard - Banc of America Securities — Analyst
Okay, and while you are looking that up, can you give us an update on the Newcastle facility in terms of — have you started to replace the Arizona inmates with the Indiana inmates? Just trying to get a sense as to how that smoothly that transition’s going?

George Zoley - The GEO Group — Chairman & CEO
There has been a steady backfilling of the beds by Indiana prisoners regarding those prisoners that are from Arizona and returning back to Arizona, and we expect that process to be completed by the middle or end of next month.

T. C. Robillard - Banc of America Securities — Analyst
Okay. And then just lastly, I know that you guys have — there’s been a little bit of — of local business opposition to the — to the expansion of our Aurora facility, which I’m sure is probably standard operating procedure when I comes to dealing on a local level. Is this something that’s normal as a normal little hiccup, or does this run the risk of pushing your ability to break ground on that in the summer?

George Zoley - The GEO Group — Chairman & CEO
Well, it’s not surprising that somebody would be in opposition to a prison ex — or a detention expansion project, but we did get a unanimous volt from the planning commission and it’ll go to the city council in about a month for final approval.

T. C. Robillard - Banc of America Securities — Analyst
And does this opposition, is there any — do they have any teeth to it, or is the situation where if you get the next round of approvals, you’re all set to go forward with the expansion?

George Zoley - The GEO Group — Chairman & CEO
Was there any pun intended because the opponent is Camp Bow-Wow?

T. C. Robillard - Banc of America Securities — Analyst
No pun intended, but (LAUGHTER).

George Zoley - The GEO Group — Chairman & CEO
No, we think we have a well-designed facility. We have made a number of concessions that were requested regarding water flow on the property, and exit routes, as well as entrances in to the facility, so we think we’re well under control as to the site planning criteria that’s required to be met.

T. C. Robillard - Banc of America Securities — Analyst
Okay. And Jerry, the cash from ops number?

Jerry O’Rourke - The GEO Group — CFO
It was about $2 million for the first quarter.

T. C. Robillard - Banc of America Securities — Analyst
Okay. Thanks, guys.

George Zoley - The GEO Group — Chairman & CEO
Thank you.

Operator
(OPERATOR INSTRUCTIONS) Your next question comes from the line of Emily Shanks from Lehman Brothers. Please proceed.

Emily Shanks - Lehman Brothers — Analyst
Hi, good afternoon. A couple of follow-up questions. Around the accordion feature, have you been in discussions with any banks about potential backstops for that?

George Zoley - The GEO Group — Chairman & CEO
As you’re aware, at this time last year we had redone our complete senior debt facility to the tune of about $365 million, and then we subsequently relevered with the proceeds of taking $200 million out of the equity offering and bringing that down. We have a very strong relationship with both [B&P Parabaugh] as our lead banker, and the syndicate of banks, we continue to have talks with them, and embedded in our current agreement is this accordion feature, which allows us to to go back and get $150 million of that which we previously paid down a year ago. So we believe that is very doable, we’ll do it on our own timelines to give us liquidity we need to continue to have dry power.

Emily Shanks - Lehman Brothers — Analyst
Okay, great, but that, just to be clear, is the traditional accordion in that it’s not committed yet?

George Zoley - The GEO Group — Chairman & CEO
That is correct.

Emily Shanks - Lehman Brothers — Analyst
Okay, okay, thank you. And could you let me know what tax rate you’re assuming for your EPS guidance?

Jerry O’Rourke - The GEO Group — CFO
38% to 39% for the year.

Emily Shanks - Lehman Brothers — Analyst
Okay, great. And then it is possible to break out the non-recourse debt that’s under the current portion on the balance sheet?

Jerry O’Rourke - The GEO Group — CFO
We haven’t done that in the past. We can look at that.

Emily Shanks - Lehman Brothers — Analyst
Okay. I can follow up with you guys after. That was it. Thank you.

Operator
(OPERATOR INSTRUCTIONS). Your next question comes from the line of Shields Day, from Regiment Capital.

Shields Day - Regiment Capital — Analyst
Oh, hi, guys. Actually my question was answered by the previous caller. Thank you.

George Zoley - The GEO Group — Chairman & CEO
Thank you.

Operator
You have no further questions in queue. I’ll now turn the call back over to be George Zoley for closing remarks.

George Zoley - The GEO Group — Chairman & CEO
Well, we thank you for joining us on this call and look forward to addressing you on our next call. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.